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      [Letterhead of Fried, Frank, Harris, Shriver & Jacobson]


                                  July 22, 1999

AlliedSignal Inc.
101 Columbia Road
P.O. Box 4000
Morris Township, New Jersey 07962

Ladies and Gentlemen:

        We are acting as your counsel in connection with the acquisition by AlliedSignal Inc. ("AlliedSignal") of Honeywell Inc. ("Honeywell") pursuant to the proposed merger (the "Merger") of Blossom Acquisition Corp., a wholly-owned subsidiary of AlliedSignal ("Merger Sub"), into Honeywell, with Honeywell surviving the Merger. The Merger will be consummated pursuant to the Agreement and Plan of Merger dated as of June 4, 1999 by and among AlliedSignal, Merger Sub and Honeywell (the "Merger Agreement"). For purposes of this opinion, capitalized terms used and not otherwise defined herein shall have the meaning ascribed thereto in the Merger Agreement.

        AlliedSignal has filed with the Securities and Exchange Commission under the Securities Act of 1933, as amended (the "1933 Act"), a registration statement on Form S-4 (the "Registration Statement"), with respect to the common shares of AlliedSignal to be issued to holders of shares of common stock of Honeywell in connection with the Merger. In addition, AlliedSignal has prepared, and we have reviewed, a Joint Proxy Statement/Prospectus which is contained in and made a part of the Registration Statement (the "Joint Proxy Statement"), and the Appendices thereto, including the Merger Agreement. In rendering the opinion set forth below, we have relied upon the facts stated in the Joint Proxy Statement and upon such other documents, information and materials as we have deemed necessary or appropriate, including the representations of AlliedSignal and Honeywell referred to in the Joint Proxy Statement and set forth in certain tax representation letters signed by officers of AlliedSignal and Honeywell. In reviewing these documents, we have assumed the authenticity of original documents, the accuracy of copies, the genuineness of signatures, and the legal capacity of signatories.

        We have assumed that (i) all parties to the Merger Agreement, and to any other documents reviewed by us, have acted, and will act, in accordance with the terms of the Merger Agreement and such other documents, (ii) the Merger will be consummated at the





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effective time as described in the Joint Proxy Statement, (iii) the Merger will be consummated at the effective time pursuant to the terms and conditions set forth in the Merger Agreement without the waiver or modification of any such terms and conditions, (iv) the Merger is authorized by and will be effected pursuant to applicable state law, and (v) all Honeywell shareholders hold their shares of Honeywell common stock as capital assets. Furthermore, we have not attempted to verify independently such representations and have assumed that all representations contained in the Merger Agreement, as well as those representations contained in the attachments hereto, are, and at the Effective Time will be, true, accurate and complete in all respects. The opinion expressed herein cannot be relied upon if any of these factual assumptions or representations is, or later becomes, inaccurate.

        The opinion expressed herein is based upon the Internal Revenue Code of 1986, as amended (the "Code"), Treasury Regulations, case law and rulings and other pronouncements of the Internal Revenue Service as in effect on the date hereof. No assurances can be given that such authorities will not be amended or otherwise changed prior to the Effective Time, or at any other time, possibly with retroactive effect. We assume no obligation to advise you of any such subsequent change. If there is any change in the applicable law or regulations, or if there is any new administrative or judicial interpretation of the applicable law or regulations, any or all of the federal income tax consequences described herein may become inapplicable.

        This letter addresses only the specific United States federal income tax consequences of the Merger and does not address any other federal, state, local, or foreign income, estate, gift, transfer, sales, use or other tax consequences that may result from the Merger. This letter does not address the tax consequences that may be relevant to a particular shareholder receiving special treatment under some United States federal income tax laws, including, among others: banks, tax-exempt organizations, insurance companies, dealers in securities or foreign currencies, Honeywell shareholders who received their Honeywell common stock through the exercise of employee stock options or otherwise as compensation, Honeywell shareholders who are not U.S. persons, and Honeywell shareholders who hold shares of Honeywell common stock as part of a hedge, straddle or conversion transaction.

        Based upon and subject to the foregoing, and to the qualifications and limitations set forth herein and in reliance upon the representations and assumptions described above, we are of the opinion that:

   (1)  the Merger will qualify as a reorganization within the meaning of
        Section 368(a) of the Internal Revenue Code;





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   (2)  each of AlliedSignal, Honeywell and Blossom Acquisition Corp. will be a party to the reorganization within the meaning of Section 368(b) of the Internal Revenue Code;

   (3) no gain or loss will be recognized by AlliedSignal, Honeywell or Blossom Acquisition Corp. as a result of the Merger;

   (4) no gain or loss will be recognized by a shareholder of Honeywell who exchanges shares of Honeywell common stock solely for shares of common stock of AlliedSignal; except gain will be recognized with respect to cash received instead of a fractional share of AlliedSignal's common stock;

   (5) the aggregate tax basis of the shares of AlliedSignal's common stock received by a Honeywell shareholder who exchanges all of the shareholder's shares of Honeywell common stock for shares of common stock of AlliedSignal in the Merger will be the same as the aggregate tax basis of the shares of Honeywell common stock surrendered in exchange (reduced by any amount allocable to a fractional share of AlliedSignal's common stock for which cash is received);

   (6) the holding period of the shares of AlliedSignal's common stock received by a Honeywell shareholder will include the holding period of shares of Honeywell common stock surrendered in exchange; and

   (7) a Honeywell shareholder who receives cash instead of a fractional share of AlliedSignal's common stock will, in general, recognize capital gain or loss equal to the difference between the cash amount received and the portion of the shareholder's tax basis in shares of Honeywell common stock allocable to the fractional share. This gain or loss will be long-term capital gain or loss for United States federal income tax purposes if the shareholder's holding period in the shares of Honeywell common stock exchanged for the fractional share of AlliedSignal's common stock is more than one year.

        No opinion is expressed on any matters other than those specifically referred to herein. The foregoing opinion reflects our legal judgment solely on the issues expressly presented and discussed herein. Our opinion is limited to legal rather than factual matters. This opinion has no official status or binding effect of any kind. Accordingly, we cannot assure you that the Internal Revenue Service or a court having jurisdiction over the issue will agree with this opinion.






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        This opinion is furnished to you for use in connection with the
Registration Statement and may not be used for any other purpose without our prior express written consent. We hereby consent to the filing of this opinion as an exhibit to the Registration Statement and to the use of our name in that portion of the Joint Proxy Statement captioned "Material Federal Income Tax Consequences." In giving such consent, we do not thereby admit that we are in the category of persons whose consent is required under Section 7 of the 1933 Act.

                                  Very truly yours,

                                  FRIED, FRANK, HARRIS,
                                     SHRIVER & JACOBSON

                                    /s/ FRIED, FRANK, HARRIS, SHRIVER & JACOBSON
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